Home Equity Loan-Backed Term Notes, GMACM Series 2000-CL1 Group 1
	Payment Date	03/25/2002

Servicing Certificate
Beginning Pool Balance	240,816,836.30
Beginning PFA	0.00
Ending Pool Balance	232,300,641.40
Ending PFA Balance	-
Principal Collections	6,846,388.97
Principal Draws	-
Net Principal Collections	6,846,388.97

Current Month Repurchases - Units	11
Current Month Repurchases - Dollars	354,242.21

Active Loan Count	9,031

Interest Collections	2,980,790.43

Weighted Average Net Loan Rate	15.35313%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security	Note
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Rate
Class A-1	18,485,241.38	9,928,478.57	0.0714258	8,556,762.81	28,754.82	0.00	0.03083	2.00%
Class A-2	23,853,000.00	23,853,000.00	1.0000000	0.00	145,900.85	0.00	0.074078	7.34%
Class A-3	66,581,000.00	66,581,000.00	1.0000000	0.00	420,015.14	0.00	0.206773	7.57%
Class A-4	37,753,000.00	37,753,000.00	1.0000000	0.00	248,225.98	0.00	0.117245	7.89%
Class M	34,256,000.00	34,256,000.00	1.0000000	0.00	248,926.93	0.00	0.106385	8.72%
Class B	20,553,000.00	20,553,000.00	1.0000000	0.00	154,147.50	0.00	0.063829	9.00%

Certificates	-

Beginning Overcollateralization Amount	39,335,594.92
Overcollateralization Amount Increase (Decrease)	40,567.91
Outstanding Overcollateralization Amount	39,376,162.83
Overcollateralization Target Amount	39,393,617.02

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	6,372,224.63		248	2.74%
Delinquent Loans (60 Days)*	3,399,105.29		141	1.46%
Delinquent Loans (90+ Days)*	7,098,574.22		286	3.06%
Foreclosed Loans	941,681.53		35	0.41%
REO	-		-	0.00%

* Delinquency Figures Include Foreclosures, REO, and Bankruptcy.

		Percent
	Liquidation To-Date	of Balance
Beginning Loss Amount	13,749,971.71
Current Month Loss Amount	1,669,805.93	0.69%
Current Month's Recoveries	40,106.51
Ending Loss Amount	15,379,671.13	6.39%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Initial Capitalized Interest Account Withdraw	0.00
Withdraw relating to Collection Period	0.00
Remaining CIA Balance Paid to GMACM	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Remaining Pre-Funding Balance Paid to Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00